Exhibit 16.1

September 22, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 20, 2017, to be filed by our former client, Amedica Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ BDO LLP